As Filed with the Securities and Exchange Commission on June 16, 2011

Registration No. 333-162134

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HUGHES COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3871202
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11717 Exploration Lane, Germantown, Maryland	20876
(Address of Principal Executive Offices)	(Zip Code)

Hughes Network Systems, LLC Class B Unit Plan

 (Full title of the plan)

Dean A. Manson

Senior Vice President, General Counsel and Secretary

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, Maryland 20876

(Name and address of agent for service)

(301) 428-5500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-162134)  (the “Registration Statement”) filed by Hughes Communications, Inc. (the “Registrant”) with the Securities and Exchange Commission on September 25, 2009, registering 75,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) issuable under the Hughes Network Systems, LLC Class B Unit Plan.

On February 13, 2011, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EchoStar Corporation, a Nevada corporation (“EchoStar”), EchoStar Satellite Services L.L.C., a Colorado limited liability company, and Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub merged with and into Registrant (the “Merger”), with Registrant continuing as the surviving entity, which became a wholly owned subsidiary of EchoStar.  The closing for the Merger has occurred, and the Merger became effective on June 8, 2011 (the “Effective Time”) pursuant to the Certificate of Merger filed on the same date with the Secretary of State of the State of Delaware.  As provided for in the Merger Agreement, at the Effective Time (i) each issued and outstanding share of Common Stock (other than shares owned by EchoStar, Merger Sub or the Registrant) was cancelled and automatically converted into the right to receive $60.70 in cash (the “Merger Consideration”), without interest and (ii) each outstanding vested stock option of the Registrant (“Stock Option”) was cancelled and converted into the right to receive a sum equal to the product of (A) the Merger Consideration minus the exercise price per share of the vested Stock Option multiplied by (B) the number of shares of Common Stock subject to such vested Stock Option (the “Stock Option Consideration”).  Prior to the Effective Time, each outstanding Class B Unit of Hughes Network Systems, LLC was exchanged for shares of Common Stock.  In addition, after the Effective Time, (i) each outstanding unvested Bonus Unit of Hughes Network Systems, LLC (a “Bonus Unit”) will be exchanged upon vesting for a cash payment equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Common Stock for which such Bonus Unit would have been exchanged, (ii) each outstanding unvested Stock Option will be cancelled and exchanged upon vesting for the Stock Option Consideration and (iii) each unvested restricted stock unit or restricted stock award issued by the Registrant will be exchanged upon vesting for a cash payment equal to the product of (x) the Merger Consideration multiplied by (y) the number of shares of Common Stock subject to such restricted stock unit or restricted stock award.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement but not sold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on June 16, 2011.

HUGHES COMMUNICATIONS, INC.

By:	/s/ Dean A. Manson
Name:	Dean A. Manson
Title:	Senior Vice President, General Counsel and Secretary

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